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                           [WAREFORCE.COM, INC. LOGO]


FOR IMMEDIATE RELEASE


CONTACT:            Marcia Mazria                  Phil Huss
--------            Wareforce.com, Inc.            Phoenix Alliance, Inc.
                    (310) 725-5523                 (970) 259-7241
                    mmazria@wareforce.com          phoenixalliance@frontier.net

                 WAREFORCE.COM ACQUIRES ONLINE CONNECTING POINT

    TRANSACTION SECURES PROPRIETARY E-BUSINESS PROCUREMENT SOLUTION, BOLSTERS
           TECHNICAL SERVICES, ADDS ANTICIPATED REVENUE OF $60 MILLION

 LOS ANGELES--June 12, 2000--Wareforce.com, Inc. (OTCBB:WFRC), a comprehensive Information Technology (IT) solutions provider, announced today that it has acquired OnLine Connecting Point in a transaction consisting of cash and a note payable on an earn-out basis. No new stock was issued in this transaction.

OnLine Connecting Point (OnLine) is a leading California-based, enterprise technology management firm with a strong market presence in San Diego, Orange County, Los Angeles and Bakersfield. OnLine customers include prominent Fortune 500, entertainment and media companies, as well as national health and service organizations.

Featuring a strong blend of technical services, product sales, and an outstanding suite of e-Business tools delivering supply chain and project management capability, OnLine generated revenue in excess of $60 million in fiscal 1999.

"We are very excited about this business combination," stated Orie Rechtman, Wareforce.com CEO. "With an emphasis on high margin technical services, a complementary e-Business strategy, and a geographical territory with minimal customer overlap, OnLine is a very strong fit. We share many goals and values with the OnLine team and expect to retain over one hundred key OnLine personnel, the majority of which are in technical sales and service."

OnLine has developed OpsTRACK(C), a proprietary Internet-based procurement system which integrates the functions of online pricing and availability with complete order and budget tracking into one application, enabling electronic paperless purchasing. OpsTRACK(C) is an end-to-end procurement solution that allows customers to seamlessly search, compare, order, and pay for technology products in a user-friendly online environment. It also includes tools for budgeting, workflow planning and project management.

                                     -more-

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"The acquisition of OnLine will dramatically accelerate our e-Business strategy," stated Jim Illson, President of Wareforce.com. "We can now integrate our existing e-Business solutions and $2 billion virtual IT warehouse with OpsTRACK(C), and offer our customers an industry-leading solution. In addition to a wide range of Professional and Response Services and our recent acquisition of e-Business integrator, WesTech, we have augmented our capabilities to deliver end-to-end e-Business solutions to our customers. With a combined, annualized pro forma revenue greater than $200 million, and increased emphasis on e-Business and Professional Services, we are now positioned for significant growth and expansion in these key areas."

Online procurement of IT products is recognized as larger than any other industry segment on the Internet today, and online business-to-business (B2B) sales overall are forecast to show blistering growth in the coming years. According to the GartnerGroup, B2B e-Business worldwide is poised to expand from $403 billion in 2000 to $7.29 trillion by 2004.

ABOUT WAREFORCE.COM
-------------------

Wareforce.com, with headquarters in El Segundo, California, is a leading provider of IT systems, technical services and e-Business solutions to government organizations, educational institutions, and small, mid-size and Fortune 1000 companies.

Wareforce.com has integrated its $2 billion virtual warehouse featuring 140,000 computer-related products with the Commerce One MarketSite(TM) Global Trading Portal, the U.S. portal for exchanging goods and services among businesses worldwide. This allows customers immediate access to one of the most comprehensive online inventories of IT products available today. Wareforce.com is committed to provide B2B e-Business solutions using open industry standards. By adopting XML as the standard interface with internal ERP systems, Wareforce.com provides a complete, seamless integration with leading online procurement technologies. Wareforce.com is located on the World Wide Web at www.wareforce.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the Company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, as well as additional information concerning the transaction described herein, are included on certain forms the Company files with the Securities and Exchange Commission.


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